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                                                                     Exhibit 5.1



                                                December 15, 2003

WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida  34134

Ladies and Gentlemen:

            We have acted as counsel to WCI Communities, Inc., a Delaware corporation (the "Company"), the subsidiaries of the Company named in Schedule I attached hereto (the "Delaware Guarantors") and the subsidiaries of the Company named in Schedule II attached hereto (the "Non-Delaware Guarantors" and, together with the Delaware Guarantors, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of $125,000,000 aggregate principal amount of 7-7/8% Senior Subordinated Notes due 2013 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of September 29, 2003 (the "Indenture") among the Company, the Guarantors and The Bank of New York (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $125,000,000 aggregate principal amount of its outstanding 7-7/8% Senior Subordinated Notes due 2013 (the "Securities").

            We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, the Exchange Securities and the Guarantees, forms of which have been filed as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon
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certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

            In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

            Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

            1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

            2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

            Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

            Insofar as the opinions expressed in paragraph 2 hereof relate to or are dependent upon matters governed by the laws of the State of Florida, we have relied upon the opinion of Vivien N. Hastings, counsel to the Company, dated the date hereof.

            We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law and the Delaware Limited
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Liability Company Act (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the State of Florida.

            We hereby consent to the filing of this opinion letter as Exhibit
5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,



                                    /s/ SIMPSON THACHER & BARTLETT LLP
                                    SIMPSON THACHER & BARTLETT LLP
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                                   SCHEDULE I

                               DELAWARE GUARANTORS

      Bay Colony - Gateway, Inc.

      Communities Finance Company, LLC

      First Fidelity Title, Inc.

      Pelican Landing Golf Resort Ventures, Inc.

      Sun City Center Golf Properties, Inc.

      Tiburon Golf Ventures, Inc.

      Watermark Realty, Inc.
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                                   SCHEDULE II

                            NON-DELAWARE GUARANTORS*

      Bay Colony of Naples, Inc.

      Bay Colony Realty Associates, Inc.

      Communities Amenities, Inc.

      Communities Home Builders, Inc.

      Community Specialized Services, Inc.

      Coral Ridge Communities, Inc.

      Coral Ridge Properties, Inc.

      Coral Ridge Realty, Inc.

      Coral Ridge Realty Sales, Inc.

      Financial Resources Group, Inc.

      Florida Design Communities, Inc.

      Florida Lifestyle Management Company

      Florida National Properties, Inc.

      Gateway Communities, Inc.

      Gateway Communications Services, Inc.

      Gateway Realty Sales, Inc.

      Heron Bay, Inc.

      Heron Bay Golf Course Properties, Inc.

      JYC Holdings, Inc.

      Livingston Road, Inc.

      Marbella at Pelican Bay, Inc.

      Pelican Bay Properties, Inc.

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* Each Non-Delaware Guarantor is incorporated in the State of Florida.
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      Pelican Landing Communities, Inc.

      Pelican Landing Properties, Inc.

      Pelican Marsh Properties, Inc.

      Sarasota Tower, Inc.

      Sun City Center Realty, Inc.

      The Colony at Pelican Landing Golf Club, Inc.

      Tarpon Cove Yacht & Racquet Club, Inc.

      Tarpon Cove Realty, Inc.

      Watermark Realty Referral, Inc.

      WCI Architecture & Land Planning, Inc.

      WCI Capital Corporation

      WCI Communities Property Management, Inc.

      WCI Golf Group, Inc.

      WCI Homes, Inc.

      WCI Realty, Inc.